Exhibit 10(w)
Amendment to Nonqualified Deferred Compensation Plan for Independent Contractors
Effective January 1, 2009, Section 8.11 of the WF Deferred Compensation Holdings, Inc. Nonqualified Deferred Compensation Plan for Independent Contractors (as Amended and Restated Effective as of January 1, 2008) was amended in its entirety to read in full as follows:
          Section 8.11 Distribution of Small Aggregate Balances Due to Separation from Service, Death or Plan Termination. Notwithstanding anything in this Plan to the contrary, if the aggregate value of the Participant’s Accounts on the first date as of which benefit payments commence due to Separation from Service, Death or Plan Termination is not greater than the applicable dollar amount under Code §402(g)(1)(B), the Participant’s benefit shall be paid in an immediate single lump sum. Payment shall not be permitted pursuant to this Section 8.11 unless the payment results in the termination and liquidation of the Participant’s entire interest under the Plan and all other arrangements that, together with the Plan, are treated as a single plan within the meaning of Treas. Reg. §1.409A-1(c)(2), taking into account only such interests as are subject to Code §409A.